Exhibit 10.68

AMENDMENT NO. 1

to the

INTERCONNECTION AGREEMENT

between

VERIZON PENNSYLVANIA INC.

and

RNK PENNSYLVANIA, INC.

            This Amendment No. 1 (the “Amendment”) is made by and between Verizon Pennsylvania Inc. (“Verizon”), a Pennsylvania corporation with principal place of business at 1717 Arch Street, Philadelphia, Pennsylvania 19103, and RNK Pennsylvania, Inc., a corporation with offices at 333 Elm Street, Suite 310, Dedham, MA 02026 (“RNK”), and, except as otherwise expressly provided herein with respect to particular provisions hereof, shall be deemed effective on November 5, 2007 (the “Amendment Effective Date”). Verizon and RNK are hereinafter referred to collectively as the “Parties” and individually as a “Party. This Amendment covers services in Verizon’s service territory in the Commonwealth of Pennsylvania (the “Commonwealth”).

WITNESSETH:

            WHEREAS, pursuant to an adoption letter dated May 1, 2007 (the “Adoption Letter”), RNK adopted in the Commonwealth of Pennsylvania, the interconnection agreement between D&E Systems, Inc. and Verizon (such Adoption Letter and underlying adopted interconnection agreement referred to herein collectively as the “Agreement”); and

            WHEREAS, the Federal Communications Commission (the “FCC”) released an order on August 21, 2003 in CC Docket Nos. 01-338, 96-98, and 98-147 (the “Triennial Review Order” or “TRO”), which became effective as of October 2, 2003; and

            WHEREAS, on March 2, 2004, the U.S. Court of Appeals for the District of Columbia Circuit (the “D.C. Circuit”) issued a decision affirming in part and vacating in part the TRO (the “D.C. Circuit Decision”), which became effective as of June 15, 2004; and

            WHEREAS, on August 20, 2004, the FCC released an Order in WC Docket No. 04-313 and CC Docket No. 01-338 (the “Interim Rules Order”), which became effective as of September 13, 2004; and

            WHEREAS, on February 4, 2005, the FCC released an Order on Remand in WC Docket No. 04-313 and CC Docket No. 01-338 (the “TRRO”) setting forth additional rules, which became effective March 11, 2005; and

            WHEREAS, on September 8, 2005, the Administrative Law Judge in Pennsylvania Public Utility Commission Docket No. P-00042092 issued a decision (the “Arbitration Decision”) recommending that certain interconnection agreements be amended in accordance with rulings set forth therein; and

            WHEREAS, on February 21, 2006, the Pennsylvania Public Utility Commission (the “Commission”) in Docket No. P-00042092 issued its Opinion and Order requiring that certain interconnection agreements be amended in accordance with the decisions set forth therein; and

            WHEREAS, on September 13, 2007, the Commission in Docket No. P-00042092 issued its Opinion and Order requiring that certain interconnection agreements be amended in accordance with the decisions set forth therein; and

            WHEREAS, the Adoption Letter provides that the Parties shall execute an amendment to the Agreement to memorialize that the Agreement is amended by the terms of the arbitrated amendment resulting from the foregoing arbitration proceeding; and

            WHEREAS, in light of the foregoing developments, the Parties, pursuant to Sections 252(a) and (b) of the Communications Act of 1934, as amended, (the “Act”), wish to amend the Agreement in order to comply with the applicable rulings set forth in the Commission’s orders of February 21, 2006 and September 13, 2007 and to give contractual effect to the provisions set forth herein;

            NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, the Parties agree to amend the Agreement as follows:

1.

Amendment to Agreement. The Agreement is amended to include the following provisions, all of which shall apply to and be a part of the Agreement notwithstanding any other provision of the Agreement or a Verizon tariff.

2.	General Conditions.

2.1

Except as permitted by the Amended Agreement, Verizon shall not impose limitations, restrictions, or requirements on requests for, or the use of, unbundled network elements for the service RNK seeks to offer.

	2.2	[This Section Intentionally Left Blank.]

	2.3	Restrictions on RNK’s Use of UNEs. RNK may not access a UNE for the exclusive provision of Mobile Wireless Services or Interexchange Services.

2.4

Discontinued Elements. Notwithstanding any other provision of the Agreement or this Amendment, but subject to and without limiting Section 4.4 and subject to the transition requirements associated with the TRRO as set forth in Sections 3.4, 3.5, 3.6 and 3.7 below, Verizon, to the extent it has not already done so, may, at any time and without further notice to RNK, cease offering or providing access on an unbundled basis at rates prescribed under Section 251 of the Act to any facility that is a Discontinued Element, whether as a stand-alone UNE, as part of a Combination, or otherwise.

2.4.1

Where Verizon is permitted to cease providing a Discontinued Element pursuant to Section 2.4 above and RNK has not submitted an L.SR or ASR, as appropriate, to Verizon requesting disconnection of the Discontinued Element and has not separately secured from Verizon an alternative arrangement to replace the Discontinued Element, then Verizon, to the extent it has not already done so prior to execution of this Amendment, in its sole discretion, may elect to: (a) convert the subject Discontinued Element to an arrangement available under a Verizon access tariff (i.e., month-to-month rates provided under an applicable access tariff, unless RNK is then subscribed to an applicable special access term/volume plan or other special access arrangement, pursuant to which RNK would be entitled to a lower rate), a resale arrangement, or other alternative wholesale arrangement that Verizon shall identify or has identified in writing to RNK, or (b) in lieu of such a conversion, reprice the subject Discontinued Element by application of a new rate (or, in Verizon’s sole discretion, by application of a surcharge to an existing rate) to be equivalent to an arrangement available under a Verizon access tariff (i.e., month-to-month rates provided under an applicable access tariff, unless RNK is then subscribed to an applicable special access term/volume plan or other special access arrangement, pursuant to which RNK would be entitled to a lower rate), a resale arrangement, or other alternative wholesale arrangement that Verizon shall identify or has identified in writing to RNK.

2.4.2

With respect to facilities that are Discontinued Elements by operation of the TRO, the rates, terms, and conditions of any arrangements described in Section 2.4.1 above shall apply and be binding upon RNK as of the Amendment Effective Date, except to the extent that an earlier effective date applies under any provision of the Amended Agreement (including, but not limited to, Sections 2.5 and 3 below), a Verizon tariff, or a separate commercial agreement between the Parties.

2.5	Pre-Existing Discontinuance Rights.

2.5.1

Verizon’s rights as to discontinuance of Discontinued Elements pursuant to this Amendment are in addition to, and not in limitation of, any rights Verizon may have under the Agreement as to discontinuance of Discontinued Elements, and nothing contained herein shall be construed to prohibit, limit, or delay Verizon’s exercise of any pre-existing right it may have under the Agreement to cease providing unbundled access to elements and facilities that are or become Discontinued Elements.

2.5.2

Without limiting Section 2.5.1 above, this Amendment itself is not intended to implement future changes in law regarding unbundling obligations (whether new affirmative unbundling obligations or cessation of existing unbundling obligations); provided, however, that, for the avoidance of any doubt, this Section 2.5.2 shall not be construed to limit Verizon’s rights with respect to: (a) discontinuance of UNEs at wire centers (or on routes) that in the future become non-impaired based on the FCC’s criteria referenced in Sections 3.4 and 3.5 below; (b) discontinuance of any loops or transport that in the future exceed the caps set forth in Sections 3.4 and 3.5 below; (c) Verizon’s rejection of a RNK order for a TRRO Certification Element without first seeking dispute resolution, under Section 3.6.2.3 below; (d) repricing of Discontinued Elements at the end of the TRRO transition periods as provided for in Section 3.9 below; (e) discontinuance of High Capacity EELs that are determined in the future to be non-compliant under Section 3.11.2.2 or 3.11.2.9 below; or (f) implementation of any rates or charges the Commission may approve or establish in the future for any functions Verizon is required to perform under this Amendment.

2.6

Limitation With Respect to Replacement Arrangements. Certain provisions of this Amendment refer to Verizon’s provision of a facility, service, or arrangement to replace Discontinued Elements. Any reference in this Amendment to Verizon’s provision of a facility, service, or arrangement that Verizon is not required to provide under Section 251 of the Act and the FCC’s rules implementing that section is solely for the convenience of the Parties and shall not be construed to require or permit application of any requirement of 47 U.S.C. § 252 (including but not limited to, arbitration under 47 U.S.C. § 252(b)) regarding the rates, terms or conditions upon which Verizon shall provide such facilities, services, or arrangements. Subject to and without limiting the foregoing, this Amendment shall not be deemed to limit either Party’s rights, if any, under § 271 of the Act that are specifically set forth in express provisions of the Agreement.

2.7

For the avoidance of any doubt, notwithstanding any other provision of the Amended Agreement, Verizon is not required to offer or provide unbundled access to packet switching as a stand-alone facility, as part of a Combination, or otherwise.

3.	Verizon’s Provision of Certain Network Elements and Related Services.

	3.1	FTTH and FTTC Loops.

3.1.1

New Builds. Notwithstanding any other provision of the Amended Agreement, but subject to and without limiting Section 4.4 below, ‘Verizon is not required to provide access to a FTTH or FTTC Loop, or any segment thereof, on an unbundled basis when Verizon deploys such a Loop to the customer premises of an end user that has not been served by any loop facility other than a FTTH or FTTC Loop.

3.1.2

Overbuilds. Notwithstanding any other provision of the Amended Agreement (but subject to and without limiting Section 2 above and Section 4.4 below), Verizon is not required to provide access to a FTTH or FTTC Loop on an unbundled basis when Verizon has deployed such a loop parallel to, or in replacement of, an existing copper loop facility, except that, in accordance with, but only to the extent required by, the Federal Unbundling Rules, (a) Verizon must maintain the existing copper loop connected to the particular customer premises after deploying the FTTH or FTTC Loop and provide nondiscriminatory access to that copper loop on an unbundled basis unless Verizon retires the copper loop pursuant to paragraph 47 C.F.R. § 51.319(a)(3)(iv); (b) if Verizon maintains the existing copper loops pursuant to 47 C.F.R. § 51.319(a)(3)(iii)(A), it need not incur any expenses to ensure that the existing copper loop remains capable of transmitting signals prior to receiving a request for access pursuant to that paragraph, in which case Verizon shall restore the copper loop to serviceable condition upon request; and (c) if Verizon retires the copper loop pursuant to 47 C.F.R. § 51.319(a)(3)(iv), it shall provide nondiscriminatory access to a 64 kilobits per second transmission path capable of voice grade service over the FTTH or FTTC Loop (a “Voice Grade Transmission Path”) on an unbundled basis. The rates for a Voice Grade Transmission Path under (c) above shall be the same rates applicable under the Amended Agreement to a DSO loop to the same customer premises were such a loop available, unless and until such time as different rates for a Voice Grade Transmission Path are established by the Commission, in which case such different rates shall apply as the Commission orders on a prospective basis.

3.1.2.1

Retirement of Copper Loops. Prior to retiring any copper Loop that has been replaced with a FTTH or FTTC Loop, Verizon shall comply with (i) the network disclosure requirements set forth in Section 251(c)(5) of the Act and in Sections 51.325 through 51.335 of the FCC’s Rules (which, in part, require Verizon to submit notice of copper Loop retirement no later than ninety-one (91) days prior to the planned date of such retirement); and (ii) any applicable requirements of state law. If RNK is leasing a copper Loop when Verizon submits its notice pursuant to the foregoing sentence, Verizon shall also provide RNK with a copy of such notice pursuant to the notice provisions of the Amended Agreement.

	3.2	Hybrid Loops.

3.2.1

Packet Switched Features. Functions, and Capabilities. Notwithstanding any other provision of the Amended Agreement, but subject to and without limiting Section 4.4 below, RNK shall not be entitled to obtain access to the packet switched features, functions, or capabilities of any Hybrid Loop on an unbundled basis. Packet switching capability is the routing or forwarding of packets, frames, cells, or other data units based on address or other routing information contained in the packets, frames, cells or other data units, and the functions that are performed by the digital subscriber line access multiplexers, including but not limited to the ability to terminate an end-user customer’s copper loop (which includes both a low-band voice channel and a high-band data channel, or solely a data channel); the ability to forward the voice channels, if present, to a circuit switch or multiple circuit switches; the ability to extract data units from the data channels on the loops; and the ability to combine data units from multiple loops onto one or more trunks connecting to a packet switch or packet switches. Verizon shall not be required to build any time division multiplexing (TDM) capability into new packet-based networks or into existing packet-based networks that do not already have TDM capability.

3.2.2

Broadband Services. Notwithstanding any other provision of the Amended Agreement, when RNK seeks access to a Hybrid Loop for the provision of “broadband services,” as such term is defined by the FCC, then in accordance with, but only to the extent required by, 47 U.S.C. §251(c)(3) and 47 C.F.R. Part 51, Verizon shall provide RNK with nondiscriminatory access under the Amended Agreement to the existing time division multiplexing features, functions, and capabilities of that Hybrid Loop, including DS1 or DS3 capacity (where impairment has been met, which, for the avoidance of any doubt, does not include instances in which Verizon is not required to provide a DS1 Loop under Section 3.4.1 below or is not required to provide a DS3 Loop under Section 3.4.2 below) on an unbundled basis to establish a complete transmission path between the Verizon central office serving an end user and the end user’s customer premises. This access shall include access to all features, functions, and capabilities of the Hybrid Loop that are not used to transmit packetized information.

3.2.3

Narrowband Services. Notwithstanding any other provision of the Amended Agreement, when RNK seeks access to a Hybrid Loop for the provision of “narrowband services,” as such term is defined by the FCC, then in accordance with, but only to the extent required by, 47 U.S.C. § 251(c)(3) and 47 C.F.R Part 51, Verizon shall, in its sole discretion, either (a) provide access under the Amended Agreement to a spare home-run copper Loop serving that customer on an unbundled basis, or (b) provide access under the Amended Agreement, on an unbundled basis, to the entire DSO voice-grade transmission path between the main distribution frame (or equivalent) in the end user’s serving wire center and the end user’s customer premises using time division multiplexing technology.

3.2.4

IDLC Hybrid Loops. If RNK requests, in order to provide narrowband services, unbundling of a 2 wire analog or 4 wire analog Loop currently provisioned via Integrated Digital Loop Carrier (over a Hybrid Loop), Verizon shall provide RNK unbundled access to a Loop capable of voice-grade service (i.e., equivalent to DSO capacity) to the end user customer served by the Hybrid Loop.

3.2.4.1

Verizon, in its sole discretion, will provide RNK with (i) an existing copper Loop; (ii) or a Loop served by existing Universal Digital Loop Carrier (“UDLC”), where available. Standard recurring and nonrecurring Loop charges will apply. In addition, a non-recurring charge will apply whenever a line and station transfer is performed.

3.2.4.2

Unless an effective order of the Commission or the FCC or a written agreement of the Parties expressly requires standard provisioning intervals and performance measures and remedies for Verizon’s provisioning of unbundled Loops pursuant to this Section 3.2.4, Verizon may exclude its performance in connection with providing unbundled Loops pursuant to this Section 3.2.4 from standard provisioning intervals and performance measures and remedies, if any, contained in the Amended Agreement or elsewhere.

3.3

Subloop. Verizon shall provide RNK with nondiscriminatory access to Subloops on an unbundled basis at any technically feasible point (including at fiber distribution facilities) and pursuant to Section 251(c)(3) of the Act, Section 51.319(b) of the FCC’s rules, and any other Applicable Law. One type of Subloop is Inside Wire Subloop, which is defined in Section 4.7.22 below. The Subloop element shall include any and all of the features, functions, and capabilities of the Subloop, including, but not limited to: (i) loop concentration/multiplexing functionality, (ii) loop distribution, and (iii) on-premises wiring owned or controlled by Verizon. Verizon shall also provide any combination of Subloop elements ordinarily combined in the Verizon network, and any pre-existing combination of Subloop elements shall not be separated unless so directed by RNK.

3.3.1

Distribution Sub-Loop Facility. Notwithstanding any other provision of the Amended Agreement (but subject to the conditions set forth in Section 2 above) or any Verizon tariff or SGAT, in accordance with, but only to the extent required by, 47 U.S.C. §251(c)(3) and 47 C.F.R. Part 51, upon site-specific request, RNK may obtain access to the Distribution Sub-Loop Facility at a technically feasible access point located near a Verizon remote terminal equipment enclosure at the rates and charges provided for Unbundled Sub-Loop Arrangements (or the Distribution Sub-Loop) in the Amended Agreement. It is not technically feasible to access the Distribution Sub-Loop Facility if a technician must access the facility by removing a splice case to reach the wiring within the cable.

3.3.2

Copper Subloops. Verizon shall provide RNK with nondiscriminatory access to a copper Subloop on an unbundled basis. A copper Subloop is a portion of a copper loop, or hybrid loop, comprised entirely of copper wire or copper cable that acts as transmission facility between any point of technically feasible access, as defined in Section 3.3.3 below, and the end-user customer premises. A copper Subloop also includes all intermediate devices (including repeaters and load coils) used to establish a transmission path between a point of technically feasible access and the demarcation point at the end-user customer premises, and includes the features, functions, and capabilities of the copper loop. Copper Subloops include two-wire and four-wire analog Subloops as well as two-wire and four-wire Subloops conditioned to transmit the digital signals needed to provide digital services, regardless of whether the Subloops are in service or held as spares.

3.3.3

Point of Technically Feasible Access. A point of technically feasible access is any point in Verizon’s outside plant owned or controlled by Verizon, or is at or near a multiunit premises, where it is technically feasible for a technician to access the wire or fiber within a cable without removing a splice case to reach the wire or fiber and thereby establish connectivity. Such points include, but are not limited to, a pole or pedestal, the serving area interface, the network interface device, the minimum point of entry, any remote terminal, the single point of interconnection, the feeder/distribution interface, and cross-connection panels deployed at the customer premises. Verizon shall upon a site-specific request by RNK, provide access to a copper Subloop at a splice near a remote terminal. Within thirty (30) days from the Amendment Effective Date, Verizon shall provide RNK with a written proposal that describes in detail commercially viable methods that allow RNK to access Subloops in accordance with the terms of the Agreement, this Amendment and Applicable Law. Within ten (10) days of receipt of such proposal but in no case later than forty (40) days from the Amendment Effective Date, the Parties shall begin to negotiate mutually agreeable terms that effectuate commercially viable methods for RNK to access Subloops. The agreed upon methods shall be implemented within thirty (30) days after the Parties reach such agreement. Should the Parties not reach agreement within ninety (90) days from the Amendment Effective Date, either Party may pursue resolution of these issues pursuant to the dispute resolution provisions of the Amended Agreement and, to the extent they exist, the expedited dispute resolution processes of such Agreement. Until these issues are resolved by the Parties, or during the pendency of any dispute resolution proceeding initiated by a Party to resolve these issues, Verizon shall, notwithstanding the terms in Section 3.3.1 above, provide RNK with access to the full frequency/spectrum of copper/fiber Hybrid Loops.

3.3.4

Collocation. Access to the copper Subloop shall be subject to sections 51.321 and 51.323 of the FCC’s collocation rules; provided, however, no collocation requirement may be imposed by Verizon at a customer’s premises when RNK uses the same or similar space to access Inside Wire Subloops.

3.3.5

Access to Multiunit Premises Wiring. Verizon shall provide RNK with nondiscriminatory access to Inside Wire Subloops for access to multiunit premises wiring on an unbundled basis regardless of the capacity or type of media (including, but not limited to copper, coax, radio and fiber) employed for the Inside Wire Subloop.

3.3.6

Single Point of Interconnection. Upon notification by RNK that it requests interconnection and/or access to unbundled Inside Wire Subloops, at a multiunit premises and, if so requested by RNK, Verizon shall provide a single point of interconnection (SPOI) that is suitable for use by multiple carriers. This obligation shall be in addition to Verizon’s obligations, under section 51.319 (b) (2) of the FCC’s rules, to provide nondiscriminatory access to a Subloop for access to multiunit premises wiring, including any inside wire, at any technically feasible point and in any technically feasible manner (with Verizon having the burden of demonstrating infeasibility). Unless mutual agreement is reached with respect to completion of SPOI construction, Verizon shall complete the construction of the SPOI and provide RNK with unrestricted access thereto not more than forty-five (45) days from receipt of a request by RNK to construct a SPOI. Upon completion of the SPOI, Verizon agrees Verizon shall access all customers it serves at that location through the same SPOI. Verizon charges shall recover only total element long-run incremental cost for constructing any such SPOI. The charges for the SPOI shall be recovered in a nondiscriminatory manner from all carriers (including the portion used by Verizon) using the SPOI.

If, within fifteen (15) days from Verizon’s receipt of a request from RNK to construct a SPOI, Verizon and RNK are unable to negotiate rates, terms, and conditions under which Verizon will provide this single point of interconnection, then any issues in dispute regarding this obligation shall be resolved in state proceedings under Section 252 of the Act. Notwithstanding arbitration of the rates, if Verizon has not completed construction of the SPOI and provided access to RNK within forty-five (45) days of RNK’s request, RNK may elect to deploy its own cross connection configuration and connect it to the existing Verizon access point with no further financial obligation to Verizon. If the Verizon SPOI is subsequently made operational and pricing resolved, then Verizon may re-terminate the RNK cross-connections, without additional charge to RNK provided that RNK may obtain a mutually agreeable customer release schedule. Verizon may, at its own option and expense, deploy a multi-carrier SPOI but only if that deployment does not delay RNK access to customers in the MTE.

3.3.7

Technical Feasibility. If Verizon and RNK are unable to reach agreement through voluntary negotiations as to whether it is technically feasible, or whether sufficient space is available, to unbundle a copper Subloop or Subloop for access to multiunit premises wiring at the point where RNK requests, Verizon shall have the burden of demonstrating to the state commission, in state proceedings under Section 252 of the Act, that there is not sufficient space available, or that it is not technically feasible to unbundle the Subloop at the point requested by RNK.

3.3.8

Best Practices. Once one state commission has determined that it is technically feasible to unbundle Subloops at a designated point, Verizon, in any state, shall have the burden of demonstrating to the state commission, in state proceedings under Section 252 of the Act, that it is not technically feasible, or that sufficient space is not available, to unbundle its own Subloops at such a point.

3.3.9

Connection to Subloops. Connection to Subloops (including the network interface device (NID)), including but not limited to directly accessing the customer side or network side of the cross-connection device owned or controlled by Verizon, may be performed by RNK technicians or its duly authorized agents, at its option, (i) without the presence of Verizon technicians, and (ii) at no additional charge by Verizon. Such connecting work performed by RNK may include but is not limited to lifting and re-terminating of cross-connection or cross-connecting new terminations at accessible terminals used for Subloop access. No supervision or oversight by Verizon personnel shall be required but Verizon may monitor the work, at its sole expense, provided Verizon does not delay or otherwise interfere with the work being performed by RNK or its duly authorized agents.

	3.3.10	Verizon shall not require that RNK provide Billing Account Numbers to Verizon as a condition of local number porting to RNK where RNK is overbuilding or has overbuilt on an existing Verizon loop.

3.3A	Network Interface Device (NID).

3.3A.1

Network Interface Device. Apart from its obligation to provide the NID functionality as part of an unbundled loop or Subloop, Verizon shall provide nondiscriminatory access to the NID on an unbundled basis. Verizon shall permit RNK to connect its own loop facilities to on-premises wiring through Verizon’s NID, or at any other technically feasible point.

3.4	High Capacity Loops.

3.4.1

DS1 Loops. To the extent the Agreement otherwise requires Verizon to provide RNK with unbundled access to Section 251(c)(3) DS1 Loops (this section not being intended to create any such obligation in the first instance) the following provisions shall apply notwithstanding any such requirement:

		3.4.1.1	Effective as of March 11, 2005, and subject to the transition requirements set forth in Sections 3.4.1.2 and 3.6.3 below:

3.4.1.1.1

Verizon shall provide RNK with nondiscriminatory access to a DS1 Loop on an unbundled basis to any building not served by a Wire Center with at least 60,000 Business Lines and at least four Fiber-Based Collocators. Once a Wire Center exceeds or has exceeded both of these thresholds, no future DS1 Loop unbundling will be required in that Wire Center except to the extent required under the Verizon-MCI merger conditions pursuant to Section 4.7.18.

		3.4.1.1.2	RNK and its Affiliates may obtain a maximum of ten unbundled DS1 Loops to any single building in which DS1 Loops are available as unbundled loops.

	3.4.1.2	Transition Period For DS1 Loops.

3.4.1.2.1

For a 12-month period beginning on March 11, 2005, any DS1 Loop UNEs that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.4.1.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the loop element on June 15, 2004, or (b) 115% of the rate the Commission has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that loop element. Where Verizon is not required to provide unbundled DS1 Loops pursuant to Section 3.4.1.1, RNK may not obtain new DS1 Loops as unbundled network elements.

3.4.2

DS3 Loops. To the extent the Agreement otherwise requires Verizon to provide RNK with unbundled access to Section 251(c)(3) DS3 Loops (this section not being intended to create any such requirement in the first instance) the following provisions shall apply notwithstanding any such requirement:

	3.4.2.1	Effective as of March 11, 2005, and subject to the transition requirements set forth in Sections 3.4.2.2 and 3.6.3 below:

3.4.2.1.1

Verizon shall provide RNK with nondiscriminatory access to a DS3 Loop on an unbundled basis to any building not served by a Wire Center with at least 38,000 Business Lines and at least four Fiber-Based Collocators. Once a Wire Center exceeds or has exceeded both of these thresholds, no future DS3 Loop unbundling will be required in that Wire Center except to the extent required under the Verizon-MCI merger conditions pursuant to Section 4.7.18.

		3.4.2.1.2	RNK and its Affiliates may obtain a maximum of a single unbundled DS3 Loop to any single building in which DS3 Loops are available as unbundled loops.

3.4.2.2

Transition Period For DS3 Loops. For a 12-month period beginning on March 11, 2005, any DS3 Loop UNEs that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.4.2.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the loop element on June 15, 2004, or (b) 115% of the rate the Commission has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that loop element. Where Verizon is not required to provide unbundled DS3 Loops pursuant to Section 3.4.2.1, RNK may not obtain new DS3 Loops as unbundled network elements.

	3.4.3	Dark Fiber Loops.

3.4.3.1

Effective as of March 11, 2005, and subject to the transition requirements set forth in Section 3.4.3.2 below, Verizon is not required to provide RNK with access to a Section 251(c)(3) Dark Fiber Loop on an unbundled basis.

3.4.3.2

Transition Period For Dark Fiber Loops. For an 18-month period beginning on March 11, 2005, any Dark Fiber Loop UNEs that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.4.3.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the loop element on June 15, 2004, or (b) 115% of the rate the Commission has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that loop element. RNK may not obtain new Dark Fiber Loops as unbundled network elements.

3.5	High Capacity Transport.

3.5.1

DS1 Dedicated Transport. To the extent the Agreement otherwise requires Verizon to provide RNK with unbundled access to Section 251(c)(3) DS1 Dedicated Transport (this section not being intended to create any such requirement in the first instance) the following provisions shall apply notwithstanding any such requirement:

		3.5.1.1	Effective as of March 11, 2005, and subject to the transition requirements set forth in Sections 3.5.1.2 and 3.6.3 below:

3.5.1.1.1

Verizon shall unbundle DS1 Dedicated Transport between any pair of Verizon Wire Centers except where, through application of tier classifications described in Section 3.5.5 below, both Wire Centers defining the Route are Tier 1 Wire Centers. As such, Verizon must unbundle DS1 Dedicated Transport if a Wire Center at either end of a requested Route is not a Tier 1 Wire Center, or if neither is a Tier 1 Wire Center.

3.5.1.1.2

RNK and its Affiliates may obtain a maximum of ten unbundled DS1 Dedicated Transport circuits on each Route where DS3 Dedicated Transport is not required to be made available on an unbundled basis under Section 3.5.2.1.

		3.5.1.2	Transition Period For DS1 Dedicated Transport.

3.5.1.2.1

For a 12-month period beginning on March 11, 2005, any DS1 Dedicated Transport UNE that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.5.1.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the dedicated transport element on June 15, 2004, or (b) 115% of the rate the Commission has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that dedicated transport element. Where Verizon is not required to provide unbundled DS1 Dedicated Transport pursuant to Section 3.5.1.1 above, RNK may not obtain new DS1 Dedicated Transport as unbundled network elements.

3.5.2

DS3 Dedicated Transport. To the extent the Agreement otherwise requires Verizon to provide RNK with unbundled access to Section 251(c)(3) DS3 Dedicated Transport (this section not being intended to create any such requirement in the first instance) the following provisions shall apply notwithstanding any such requirement:

	3.5.2.1	Effective as of March 11, 2005, and subject to the transition requirements set forth in Sections 3.5.2.2 and 3.6.3 below:

3.5.2.1.1

Verizon shall unbundle DS3 Dedicated Transport between any pair of Verizon Wire Centers except where, through application of tier classifications described in Section 3.5.5 below, both Wire Centers defining the Route are either Tier 1 or Tier 2 Wire Centers. As such, Verizon must unbundle DS3 Dedicated Transport if a Wire Center on either end of a requested Route is a Tier 3 Wire Center.

		3.5.2.1.2	RNK and its Affiliates may obtain a maximum of twelve unbundled DS3 Dedicated Transport circuits on each Route where DS3 Dedicated Transport is available on an unbundled basis.

	3.5.2.2	Transition Period For DS3 Dedicated Transport.

3.5.2.2.1

For a 12-month period beginning on March 11, 2005, any DS3 Dedicated Transport UNE that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.5.2.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the dedicated transport element on June 15, 2004, or (b) 115% of the rate the Commission has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that dedicated transport element. Where Verizon is not required to provide unbundled DS3 Dedicated Transport pursuant to Section 3.5.2.1 above, RNK may not obtain new DS3 Dedicated Transport as unbundled network elements.

3.5.3

Dark Fiber Transport. To the extent the Agreement otherwise requires Verizon to provide RNK with unbundled access to Section 251(c)(3) Dark Fiber Transport (this section not being intended to create any such requirement in the first instance) the following provisions shall apply notwithstanding any such requirement:

3.5.3.1

Effective as of March 11, 2005, and subject to the transition requirements set forth in sections 3.5.3.2 and 3.6.3 below, Verizon shall unbundle Dark Fiber Dedicated Transport between any pair of Verizon Wire Centers except where, through application of tier classifications described in Section 3.5.5 below, both Wire Centers defining the Route are either Tier 1 or Tier 2 Wire Centers. As such, Verizon must unbundle Dark Fiber Transport if a Wire Center on either end of a requested Route is a Tier 3 Wire Center.

		3.5.3.2	Transition Period For Dark Fiber Transport.

3.5.3.2.1

For an 18-month period beginning on March 11, 2005, any Dark Fiber Transport UNE that RNK leased from Verizon as of that date, but which Verizon is not obligated to unbundle pursuant to Section 3.5.3.1 above, shall be available for lease from Verizon at a rate equal to the higher of (a) 115% of the rate RNK paid for the Dark Fiber Transport element on June 15, 2004, or (b) 115% of the rate the Commission has established or establishes, if any, between June 16, 2004, and March 11, 2005, for that Dark Fiber Transport element. Where Verizon is not required to provide unbundled Dark Fiber Transport pursuant to Section 3.5.3.1 above, RNK may not obtain new Dark Fiber Transport as unbundled network elements.

3.5.4

Notwithstanding any other provision of the Amended Agreement, Verizon is not obligated to provide RNK with unbundled access to Section 251(c)(3) Entrance Facilities, and Entrance Facilities are not subject to the transition provisions (including, but not limited to, transition rates) set forth in this Section 3. In light of Paragraph 140 of the TRRO, the discontinuation of Entrance Facilities as set forth in this Amendment does not alter any right RNK may have under the existing Agreement to obtain interconnection facilities pursuant to section 251(c)(2) of the Act; provided, however, that, for the avoidance of any doubt, this sentence by itself shall not be construed to establish any such right.

	3.5.5	Wire Center Tier Structure. For purposes of this Section 3.5, Verizon’s Wire Centers shall be classified into three tiers, defined as follows:

3.5.5.1

Tier 1 Wire Centers are those Verizon Wire Centers that contain at least four Fiber-Based Collocators, at least 38,000 Business Lines, or both. Tier 1 Wire Centers also are those Verizon tandem switching locations that have no line-side switching facilities, but nevertheless serve as a point of traffic aggregation accessible by competitive LECs. Once a Wire Center is or has been determined to be a Tier 1 Wire Center, that Wire Center is not subject to later reclassification as a Tier 2 or Tier 3 Wire Center.

3.5.5.2

Tier 2 Wire Centers are those Verizon Wire Centers that are not Tier 1 Wire Centers, but contain at least 3 Fiber-Based Collocators, at least 24,000 Business Lines, or both. Once a Wire Center is or has been determined to be a Tier 2 Wire Center, that Wire Center is not subject to later reclassification as a Tier 3 Wire Center.

		3.5.5.3	Tier 3 Wire Centers are those Verizon Wire Centers that do not meet the criteria for Tier 1 or Tier 2 Wire Centers.

3.6	TRRO Certification and Dispute Process for High Capacity Loops and Transport

	3.6.1	CLEC Certification and Related Provisions.

3.6.1.1

Before requesting unbundled access to a DS1 Loop, a DS3 Loop, DS1 Dedicated Transport, DS3 Dedicated Transport, or Dark Fiber Transport, including, but not limited to, any of the foregoing elements that constitute part of a Combination or that RNK seeks to convert from another wholesale service to an unbundled network element (collectively, “TRRO Certification Elements”), RNK must undertake a reasonably diligent inquiry and, based on that inquiry, certify that, to the best of its knowledge, RNK’s request is consistent with the requirements of the TRRO and that RNK is entitled to unbundled access to the subject element pursuant to section 251(c)(3) of the Act. RNK’s reasonably diligent inquiry must include, at a minimum, consideration of any list of non-impaired Wire Centers that Verizon makes or has made available to RNK by notice and/or by publication on Verizon’s wholesale website (the “Wire Center List”) and any back-up data that Verizon provides or has provided to RNK under a non-disclosure agreement or that RNK otherwise possesses.

3.6.1.2

The back-up data that Verizon provides to RNK under a non-disclosure agreement pursuant to Section 3.6.1.1 above shall include the number of (i) Business Lines and (ii) Fiber-Based Collocators in each Verizon serving wire center. Back-up data shall include, but not be limited to the definition of “wire center,” used, the names of the fiber-based collocators counted in each wire center, line counts identified by line type, the date of each count of lines relied upon by Verizon, the methodology used to count Fiber-Based Collocators, the methodology used to derive the Business Line count and the original sources(s) of such data, all business rules and definitions used by Verizon, and any documents, orders, records or reports relied upon by Verizon for the assertions made. Verizon shall use its best and reasonable efforts to provide the back-up data required by this Section no later than ten (10) business days following RNK’s written request, but only if a non-disclosure agreement covering the back-up data is in effect between Verizon and RNK at that time.

3.6.1.3

Since Verizon has now modified its electronic ordering system to include a method for RNK to provide the certification required by this section, RNK shall use such method, as updated from time to time, to provide such certification.

3.6.2	Provision-then-Dispute Requirements.

3.6.2.1

Upon receiving a request from RNK for unbundled access to a TRRO Certification Element and the certification required by Section 3.6.1 above, and except as provided in Section 3.6.2.3 below, Verizon shall immediately process the request in accordance with any applicable standard intervals, and for avoidance of doubt, shall not delay processing the request on grounds that the request is for a TRRO Certification Element. If Verizon wishes to challenge RNK’s right to obtain unbundled access to the subject element pursuant to 47 U.S.C. § 251(c)(3), Verizon must provision the subject element as a UNE and then seek resolution of the dispute by the Commission or the FCC, or through any dispute resolution process set forth in the Agreement that Verizon elects to invoke in the alternative.

3.6.2.2

If a dispute pursuant to section 3.6.2.1 above is resolved in Verizon’s favor, then RNK shall compensate Verizon for the additional charges that would apply if RNK had ordered the subject facility or service on a month-to-month term under Verizon’s interstate special access tariff (i.e., month-to-month rate provided under Verizon’s applicable interstate access tariff, unless RNK is then subscribed to an applicable special access volume/term plan, or other special access tariff arrangement, pursuant to which RNK: would be entitled to a lower rate), or other alternative wholesale arrangement (except as provided in section 3.6.2.2.1 below as to dark fiber), applicable back to the date of provisioning. The foregoing rates shall apply until such time as RNK requests disconnection of the subject facility or an alternative term that Verizon offers under its interstate special access tariff for the subject facility or service.

3.6.2.2.1

In the case of Dark Fiber Transport (there being no analogous service under Verizon’s access tariffs), the monthly recurring charges that Verizon may charge, and that RNK shall be obligated to pay, for each circuit shall be the charges for the commercial service that Verizon, in its sole discretion, determines to be analogous to the subject Dark Fiber Transport and, unless otherwise agreed in writing by the Parties, Verizon may disconnect the subject dark fiber facility thirty (30) days after the date on which the dispute is resolved in Verizon’s favor. In any case where RNK, within thirty (30) days of the date on which the dispute is resolved in Verizon’s favor, submits a valid ASR for a “lit” service to replace the subject Dark Fiber Transport facility, Verizon shall continue to provide the Dark Fiber Transport facility at the rates provided for above, but only for the duration of the standard interval for installation of the “lit” service.

3.6.2.3

Notwithstanding any other provision of the Amended Agreement, Verizon may reject a RNK order for a TRRO Certification Element without first seeking dispute resolution: (a) in any case where RNK’s order conflicts with a non-impaired Wire Center designation that the Commission, the FCC, or a court of competent jurisdiction has ordered or approved or that has otherwise been confirmed through previous dispute resolution; or (b) to the extent the Commission, the FCC, or a court of competent jurisdiction otherwise permits Verizon to reject orders for TRRO Certification Elements without first seeking dispute resolution.

3.6.3

If Verizon revises its Wire Center List to add any new Wire Centers not listed as of the Amendment Effective Date or to upgrade (“upgrade” meaning movement to a higher level of non-impairment (e.g., from Tier 2 to Tier 1)) the non-impairment status of any Wire Centers listed as of the Amendment Effective Date (any such revision may hereinafter be referred to as a “Wire Center Update Revision”), then Verizon shall notify RNK in writing (by electronic mail or other written communication) of such change (“Wire Center Update Notice”), and the following provisions shall apply effective as of the date that Verizon provides RNK such Wire Center Update Notice (the “Wire Center Update Notice Effective Date”):

3.6.3.1

RNK’s embedded base of TRRO Certification Elements that are or become Discontinued Elements by operation of any such Wire Center Update Revision (the “Newly-Discontinued Embedded Base”) shall be treated as Discontinued Elements under Section 3.9.2 below effective as follows: (a) if the Wire Center Update Notice Effective Date is on or before March 10, 2007, 180 days after the Wire Center Update Notice Effective Date (the “Initial Transitional Wire Center

Update Effective Date”) and (b) if the Wire Center Update Notice Effective Date is on or after March 11, 2007, 90 days after the Wire Center Notice Update Effective Date (the “Secondary Transitional Wire Center Update Effective Date”). For the avoidance of any doubt, for purposes of applying Section 3.9.2 in the foregoing circumstances, the First Transitional Wire Center Update Effective Date or the Secondary Transitional Wire Center Update Effective Date, as appropriate, shall apply in lieu of, but in no event earlier than, the March 11, 2006 and September 11, 2006 dates set forth in Section 3.9.2, as applicable. During such 180- and 90-day periods, the Newly-Discontinued Embedded Base shall be priced at a rate equal to 115% of the rate RNK was obligated to pay for the subject element as of the applicable Wire Center Update Notice Effective Date.

3.6.3.2

For the avoidance of any doubt, the provisions set forth in Sections 3.6.1 and 3.6.2 (including, but not limited to, RNK’s certification obligation) shall apply as to any new requests for TRRO Certification Elements affected by the changes to the Wire Center List.

3.6.3.3

Subject to Section 3.6.2.3 above, nothing contained in this Section 3.6.3 shall limit any right RNK may have to challenge Verizon’s revision of its Wire Center Lists, including any change in a Wire Center’s designation as Tier 1, Tier 2 or Tier 3.

3.7	DSO Local Circuit Switching and Related Elements.

3.7.1

Effective as of March 11, 2005, and subject to the transition requirements set forth in Section 3.7.3 below, Verizon is not required to provide RNK with access to DSO Local Circuit Switching on an unbundled basis.

	3.7.2	RNK shall migrate its embedded end user customer base off of the DSO Local Circuit Switching element to an alternative arrangement no later than March 10, 2006.

3.7.3

Transition Requirements. For a 12-month period beginning on March 11, 2005, Verizon shall provide access to DSO Local Circuit Switching on an unbundled basis for RNK to serve its embedded end user customer base. The price for DSO Local Circuit Switching in combination with unbundled DSO capacity loops and Shared Transport obtained pursuant to this section shall be priced at transitional rates which shall be the higher of (a) the rate at which RNK obtained that combination of network elements on June 15, 2004 plus one dollar, or (b) the rate the Commission established, if any, between June 16, 2004, and the effective date of the TRRO, for that combination of network elements, plus one dollar. RNK may not obtain new DSO Local Circuit Switching as an unbundled network element on or after March 11, 2005.

3.7.3.1

For purposes of Section 3.7.3 above, serving the RNK’s embedded end user customer base means serving RNK’s end user customers using a DSO Local Circuit Switching arrangement that was in service for that end user customer as of March 11, 2005, and does not include adding new DSO Local Circuit Switching arrangements, adding new lines to existing DSO Local Circuit Switching arrangements, or serving the embedded end user customer at a location different from the location at which that customer was served using the subject DSO Local Circuit Switching arrangement as of March 11, 2005; provided, however, that RNK may obtain such additional lines or moves as resale under section 251(c)(4) of the Act (in accordance with the resale provisions of the Agreement), or pursuant to a separate commercial agreement, or as permitted under other Applicable Law.

3.7.4

As set forth in 47 C.F.R. § 51.319(d)(4), Verizon shall provide RNK with non-discriminatory access to signaling, call-related databases and shared transport facilities on an unbundled basis, to the extent that DSO Local Circuit Switching is required to be made available pursuant to this Section 3.7, or other Applicable Law. Verizon shall provide Carrier Identification Parameters (CIPs) to RNK as part of any such signaling that Verizon is required to provide to RNK.

3.8	Payment of Transition Charges.

3.8.1

Prospective Transition Charges. RNK shall, in accordance with the billing provisions of the Agreement, pay any transition charges described in section 3 of this Amendment that Verizon bills (or has billed) in invoices dated on or after the Amendment Effective Date. If RNK fails to pay such invoices within the period of time required to avoid late payment charges or penalties under the billing provisions of the Agreement, any such late payment charges and penalties shall apply.

	3.8.2	Retrospective Transition Charges.

3.8.2.1

Previously-Invoiced Charges. RNK, within thirty (30) days after the Amendment Effective Date, shall pay any transitional charges described in section 3 of this Amendment that Verizon already billed to RNK in invoices dated prior to the Amendment Effective Date and that RNK has not already paid. Verizon may not charge late payment charges or penalties under billing provisions of the Agreement if RNK pays (or has paid) within thirty (30) days after the Amendment Effective Date any such invoices dated prior to the Amendment Effective Date.

3.8.2.2

Charges Not Previously Invoiced. Without limiting RNK’s obligation to pay Verizon’s invoices described in the foregoing provisions of this section 3.8, Verizon may, but shall not be required to, use a true up to recover from RNK any transitional rate increases described in section 3 of this Amendment that RNK has incurred but for which Verizon has not already billed RNK. Verizon may not charge late payments or penalties if RNK pays Verizon’s true up bill within the period of time required to avoid late payments or penalties under the billing provisions of the Agreement.

3.8.3

Any bills issued by Verizon that include either a transition rate charge or a true up charge shall enable RNK to determine: (1) the time period for which such transition rate charge or true up charges applies; (2) the applicable transition rate; and (3) the facilities to which the transition rate or true-up amounts apply. Nothing herein shall require Verizon to change its customary billing formats. In the event that Verizon’s billing format does not enable it to provide the information required by this section, Verizon shall provide such information separately from the billing in a manner that reasonably achieves the purposes of this section.

3.9	Discontinuance of TRRO Embedded Base at the Close of Transition Period.

3.9.1

RNK may, at any time during the TRRO transition periods set forth in this Section 3, place orders to convert or migrate to alternative arrangements (e.g., a separate agreement at market-based rates, an arrangement under a Verizon access tariff, a resale arrangement, or other arrangement made available by Verizon pursuant to Applicable Law) RNK’s embedded base, if any, of Discontinued Facilities that are subject to those transition periods. For avoidance of doubt, if RNK places or has placed a timely order pursuant to this Section 3.9.1, on or before March 10, 2006 (or, in the case of dark fiber, on or before September 10, 2006), then Verizon, upon RNK’s request, shall defer the effectiveness of any such orders to a later date, but no later than March 10, 2006 (or, in the case of dark fiber, September 10, 2006). Likewise, as for Newly Discontinued Embedded Base, if RNK places or has placed an order pursuant to this section 3.9.1, on or before the last date of the transition period associated with a Wire Center Update Revision as specified in Section 3.6.3.1 then Verizon, upon RNK’s request, shall defer the effectiveness of any such orders to a later date, but no later than the transitional time frame specified in Section 3.6.3.1.

3.9.1.1

Repricing Pending Actual Conversion or Migration. If RNK places or has placed a timely order pursuant to Section 3.9.1 and Verizon has not completed the conversion or migration requested by RNK as of the date requested by RNK (such requested date being no later than the date required under Section 3.9.1), then Verizon, may reprice the subject Discontinued Element effective as of that date by application of the rate(s) that apply to the available replacement service requested by RNK until such time as Verizon completes the actual conversion or migration to that available replacement service. Because the repricing described in this Section 3.9.1.1 may inherently involve, on a temporary basis, the application of rates to a facility or service provisioned through a format for which Verizon’s systems are not designed to apply such rates, Verizon, may in its sole discretion, effectuate such repricing by application of a surcharge to an existing rate(s) so that the existing rate plus the surcharge are equivalent to the subject replacement service.

3.9.2

Failure of RNK to Request Disconnection or Replacement Service by the Required Date. If RNK has not requested disconnection of the subject Discontinued Element and has not submitted a timely order for a replacement service in accordance with Section 3.9.1 above by the date required in that section, then Verizon, may, in its sole discretion, without further notice to RNK, convert or migrate the subject Discontinued Element to an alternative access (month-to-month term), resale, or commercial arrangement, or other wholesale arrangement made available by Verizon pursuant to Applicable Law, that Verizon shall identify in writing to RNK, and the rates, terms, and conditions of such arrangement shall apply and be binding upon RNK as of March 11, 2006 (or, in the case of dark fiber, September 11, 2006); provided, however, that Verizon will assess a rate for such alternative arrangement that is not greater than the lowest rate that RNK could have otherwise obtained for an equivalent or substantially similar wholesale service.

3.9.2.1

Repricing Pending Actual Conversion or Migration. If Verizon has not completed the conversion or migration described in Section 3.9.2 by the applicable date set forth therein, then Verizon may, but shall not be required to, reprice the subject Discontinued Element, effective as of March 11, 2006 (or in the case of dark fiber, September 11, 2006), by application of the rate(s) that apply to an alternative access, resale, or commercial arrangement until such time as Verizon completes the actual conversion or migration described in Section 3.9.2. Because such repricing may inherently involve, on a temporary basis, the application of rates to a facility or service provisioned through a format for which Verizon’s systems are not designed to apply such rates, Verizon may, in its sole discretion, effectuate such repricing by application of a surcharge so that the existing rate plus the surcharge are equivalent to the applicable access, resale, or other alternative arrangement that Verizon identifies under section 3.9.2 above. However, if RNK challenges Verizon designation that certain loop and transport facilities are Discontinued Facilities, Verizon shall continue to provision the subject elements as UNEs, and then seek resolution of the dispute by the Commission or the FCC, or through any dispute resolution process set forth in the Agreement that Verizon elects to invoke in the alternative.

3.10

Line Sharing. Notwithstanding any other provision of the Amended Agreement (but subject to the conditions set forth in Section 2 above), Verizon shall provide access to Line Sharing on a transitional basis in accordance with 47 C.F.R. § 51.319(a)(1)(i). For the avoidance of any doubt, the FCC’s transition rules set forth in 47 C.F.R. § 51.319(a)(1)(i) became effective independently of this Amendment prior to the Amendment Effective Date, and this Section 3.10 is only intended to memorialize such rules for the convenience of the Parties.

3.11	Commingling and Combinations.

	3.11.1	Notwithstanding any other provision of the Amended Agreement (but subject to and without limiting the conditions set forth in Section 2 above and in Section 3.11.2 and Section 4.4 below):

3.11.1.1

Verizon will not prohibit the commingling of an unbundled Network Element or a combination of unbundled Network Elements obtained under the Amended Agreement or pursuant to Applicable Law with wholesale services obtained from Verizon under a Verizon access tariff or a separate agreement, or as Section 251(c)(4) resale (‘Wholesale Services”), but only to the extent and so long as commingling and provision of such Network Element (or combination of Network Elements) is required by the Federal Unbundling Rules, or other Applicable Law. Moreover, to the extent and so long as required by the Federal Unbundling Rules or other Applicable Law (subject to Section 3.11.1.3 below), Verizon shall, upon request of RNK, perform the functions necessary to commingle or combine such UNEs with Wholesale Services. The rates, terms and conditions of the applicable access tariff, or, as applicable, separate agreement, or rates, terms, and conditions otherwise applicable to section 251(c)(4) resale, will apply to the Wholesale Services, and the rates, terms and conditions of the Amended Agreement or the Verizon UNE tariff, as applicable, will apply to the UNEs.

3.11.1.2

“Ratcheting,” i.e., a pricing mechanism that involves billing a single circuit at multiple rates to develop a single, blended rate, shall not be required. UNEs or combinations of UNEs that are commingled with Wholesale Services do not constitute a shared use arrangement as set forth in the applicable Verizon tariff.

3.11.1.3

Limitations on Section 3.11.1. Nothing contained in Section 3.11.1 shall be deemed: (a) to establish any obligation of Verizon to provide RNK with access to any facility that Verizon is not otherwise required to provide to RNK on an unbundled basis under the Amended Agreement or other Applicable Law, or (b) to limit any right of Verizon under the Amended Agreement to cease providing a facility that is or becomes a Discontinued (Element.

3.11.2

Service Eligibility Criteria for Certain Combinations and Commingled Facilities and Services. Notwithstanding any other provision of the Agreement or this Amendment (but subject to the conditions set forth in Sections 2 and 3.11.1 above, and Section 4.4 below):

	3.11.2.1	Verizon shall not be obligated to provide:

	3.11.2.1.1	an unbundled DS1 Loop in combination with unbundled DS1 or DS3 Dedicated Transport, or commingled with DS1 or DS3 access services;

	3.11.2.1.2	an unbundled DS3 Loop in combination with unbundled DS3 Dedicated Transport, or commingled with DS3 access services;

	3.11.2.1.3	unbundled DS1 Dedicated Transport commingled with DS1 channel termination access service;

	3.11.2.1.4	unbundled DS3 Dedicated Transport commingled with DS1 channel termination access service; or

	3.11.2.1.5	unbundled DS3 Dedicated Transport commingled with DS3 channel termination service,

(individually and collectively “High Capacity EELs”) except to the extent Verizon is required by the Federal Unbundling Rules to do so, and not unless and until RNK certifies in the respective ASR (or, as applicable, LSR) to Verizon that each combined or commingled DS1 circuit or DS1 equivalent circuit of the High Capacity EEL satisfies the service eligibility criteria on a circuit-by-circuit basis as set forth in 47 C.F.R. § 51.318. RNK must remain in compliance with said service eligibility criteria for so long as RNK continues to receive the aforementioned combined or commingled facilities and/or services from Verizon. The service eligibility criteria shall be applied to each combined or commingled DS1 circuit or DS1 equivalent circuit of a High Capacity EEL. If any combined or commingled DS1 circuit or DS1 equivalent circuit of a High Capacity EEL is, becomes, or is subsequently determined to be, noncompliant, the noncompliant circuit shall be treated as described in Section 3.11.2.2 below. The foregoing shall apply whether the High Capacity EEL circuits in question are being provisioned to establish a new circuit or to convert an existing wholesale service, or any part thereof, to unbundled network elements.

	3.11.2.2	Without limiting any other right Verizon may have to cease providing circuits that are or become Discontinued Elements, if a High Capacity EEL circuit is or becomes noncompliant as described in this

Section 3.11, and RNK has not submitted an ASR (or, as applicable, LSR) or other appropriate documentation to Verizon requesting disconnection of the noncompliant High Capacity EEL circuit and has not separately secured from Verizon an alternative arrangement to replace the noncompliant High Capacity EEL circuit, then Verizon, shall reprice the subject High Capacity EEL circuit, effective beginning on the date on which the circuit became non-compliant, by application of a new rate (or, in Verizon’s sole discretion, by application of a surcharge to an existing rate) to be equivalent to an alternative access service or other alternative arrangement that Verizon shall identify in a written notice to RNK.

3.11.2.3

When submitting an ASR (or, as applicable, LSR) for a High Capacity EEL circuit for which certification under Section 3.11.2.1 above is required, RNK must include the certification in the remarks section of the ASR (or, as applicable, LSR) as follows (substituting “LSR” for “ASR” where appropriate): “Certification: The circuit(s) requested in this ASR meet the eligibility criteria set forth in 47 C.F.R. § 51.318(b)(2).” The foregoing certification must be contained in the Remarks section of the ASR (or, as applicable, LSR) unless and until such time as provisions are made to populate other fields on the ASR (or, as applicable, LSR) to capture this certification.

3.11.2.4	There will be no charges for conversion from wholesale to UNEs or UNE combinations, unless a specific tariff charge has been approved for that purpose.

3.11.2.5	All ASR-driven conversion requests will result in a change in circuit identification (circuit ID) from access to UNE or UNE to access.

3.11.2.6

Upon RNK’s request, Verizon, in accordance with but only to the extent required by the Federal Unbundling Rules or other Applicable Law, shall convert a wholesale service, or group of wholesale services, to the equivalent UNE (if any) or combination of UNEs (if any) that Verizon is required to provide to RNK under the Amended Agreement. RNK shall make such a request by submitting an ASR (or, as applicable, LSR) to Verizon.[1] Each such request will be handled as a project.

Pricing changes for conversion requests submitted after the Amendment Effective Date shall become effective upon receipt by Verizon of RNKs request and shall be made by Verizon in the first billing cycle after such request. Where RNK specifically requests that Verizon physically disconnect, separate, alter or change the equipment and facilities employed to provide the wholesale service, the recurring charges for the UNEs set forth in the Amended Agreement or Verizon’s UNE tariff, as applicable, shall apply effective upon the earlier of (a) the date on which Verizon completes the requested work or (b) the standard interval for completing such work (in no event to exceed 30 days), regardless of whether Verizon has in fact completed such work. Verizon shall bill RNK pro rata for the wholesale service through the date prior to the date on which

[1] Nothing in this sentence shall be deemed to prejudice the position of either Party as to whether a conversion request submitted prior to the Amendment Effective Date should have been made by submitting an ASR (or, as applicable, LSR).

billing at UNE rates commences pursuant to this Section. The effective bill date for conversions is the first of the month following Verizon’s receipt of an accurate and complete ASR (or, as applicable, LSR) for conversion pursuant to Verizon’s conversion guidelines.

3.11.2.7

Verizon shall not, in connection with any conversion pursuant to this Section 3.11, without the written consent of RNK, physically disconnect, separate, alter or change, in any other fashion, equipment and facilities employed to provide the service being converted. Verizon shall use commercially reasonable efforts to avoid adversely affecting the service quality perceived by RNK’s customer.

3.11.2.8	[This Section Intentionally Left Blank.]

3.11.2.9

Once per calendar year, Verizon may obtain and pay for an independent auditor to audit RNK’s compliance in all material respects with the service eligibility criteria applicable to High Capacity EELs. Any such audit shall be performed in accordance with the standards established by the American Institute for Certified Public Accountants, and may include, at Verizon’s discretion, the examination of a sample selected in accordance with the independent auditor’s judgment. Verizon shall provide RNK with thirty (30) days advance notice of any such audit. To the extent the independent auditor’s report concludes that RNK failed to comply with the service eligibility criteria for any DS1 or DS1 equivalent circuit, then (without limiting Verizon’s rights under Section 3.11.2.2 above) RNK must convert all noncompliant circuits to the appropriate service, true up any difference in payments, make the correct payments on a going-forward basis. To the extent the independent auditor’s report concludes that RNK failed to comply in all material respects with the service eligibility, then (without limiting Verizon’s rights under Section 3.11.2.2 above) RNK must reimburse Verizon for the cost of the independent auditor within thirty (30) days after receiving a statement of such costs from Verizon. Should the independent auditor confirm that RNK complied in all material respects with the service eligibility criteria for each DS1 or DS1 equivalent circuit, then RNK shall provide to the independent auditor for its verification a statement of RNK’s reasonable and verifiable costs of complying with any requests of the independent auditor, and Verizon shall, within sixty (60) days of the date on which RNK submits such costs to the auditor, reimburse RNK for its reasonable and verifiable costs verified by the auditor. RNK shall maintain records adequate to support its compliance with the service eligibility criteria for each DS1 or DS1 equivalent circuit for at least eighteen (18) months after the service arrangement in question is terminated.

3.11.2.10

Unless an effective order of the Commission or the FCC or a written agreement of the Parties expressly requires standard provisioning intervals and performance measures and remedies for Verizon’s provisioning of commingled facilities and services, Verizon may exclude its performance in connection with the provisioning of commingled facilities and services from standard provisioning intervals and from performance measures and remedies, if any, contained in the Amended Agreement or elsewhere.

3.12	Routine Network Modifications.

	3.12.1	General Conditions. In accordance with 47 U.S.C. § 251(c)(3) and 47 C.F.R. Part 51 and subject to the conditions set forth in Section 2 above:

3.12.1.1

Verizon shall make such routine network modifications as are necessary to permit access by RNK to the Loop, Dedicated Transport, or Dark Fiber Transport facilities available under the Amended Agreement (including DS1 Loops and DS1 Dedicated Transport, and DS3 Loops and DS3 Dedicated Transport), where the facility has already been constructed. Routine network modifications applicable to Loops or Transport may include, but are not limited to: rearranging or splicing of in-place cable at existing splice points; adding an equipment case; adding a doubler or repeater; installing a repeater shelf; deploying a new multiplexer or reconfiguring an existing multiplexer; accessing manholes; and deploying bucket trucks to reach aerial cable. Routine network modifications applicable to Dark Fiber Transport may include, but are not limited to, splicing of in-place dark fiber at existing splice points; accessing manholes; deploying bucket trucks to reach aerial cable; and routine activities, if any, needed to enable RNK to light a Dark Fiber Transport facility that it has obtained’ from Verizon under the Amended Agreement. Routine network modifications do not include the construction of a new Loop or new Transport facilities, trenching, the pulling of cable, the installation of new aerial, buried, or underground cable for a requesting telecommunications carrier, or the placement of new cable. Verizon shall not be required to perform any routine network modifications to any facility that is or becomes a Discontinued Element. Verizon shall not be required to build any time division multiplexing (TDM) capability into new packet-based networks or into existing packet-based networks that do not already have TDM capability.

3.12.2

Performance Plans. Verizon may exclude its performance in connection with the provisioning of Loops or Transport (including Dark Fiber Transport) for which routine network modifications are performed from standard provisioning intervals and performance measures and remedies, if any, contained in the Amended Agreement or elsewhere, until such time as a legally effective order of the Commission requires new standard provisioning intervals and/or performance measures and remedies for Verizon’s provisioning of Loops or Transport (including Dark Fiber Transport) for which routine network modifications are performed, at which time such new intervals, performance measures, and/or remedies shall apply to the extent and for so long as they remain effective.

3.12.3

Nothing contained in this Section 3.12 shall be deemed: (a) to establish any obligation of Verizon to provide on an unbundled basis under 47 U.S.C. § 251(c)(3) and 47 C.F.R. Part 51 any facility that the Amended Agreement does not otherwise require Verizon to provide on an unbundled basis under 47 U.S.C. § 251(c)(3) and 47 C.F.R. Part 51, (b) to obligate Verizon to provide on an unbundled basis under 47 U.S.C. § 251(c)(3) and 47 C.F.R. Part 51, for any period of time not required under the Amended Agreement, access to any Discontinued Element, or (c) to limit any right of Verizon under the Amended Agreement, any Verizon tariff or SGAT, or otherwise, to cease providing a Discontinued Element.

		3.12.4	Verizon shall perform routine network modifications without regard to whether the facility being accessed was constructed on behalf, or in accordance with the specifications, of any carrier.

3.12.5

For avoidance of doubt, there are no existing charges approved by the Commission that apply to routine network modifications, as defined herein. Any charges applicable to routine network modifications that the Commission may establish in the future shall not be retroactive absent an explicit Commission order to the contrary.

3.13

Loop Maintenance, Repair, and Testing. In accordance with, but only to the extent required by, the Federal Unbundling Rules or other Applicable Law, Verizon shall provide, on a nondiscriminatory basis, physical loop test access points to RNK at the splitter, through a cross-connection to RNK’s collocation space, or through a standardized interface, such as an intermediate distribution frame or a test access server, for the purpose of testing, maintaining, and repairing copper loops and copper Sub-Loops. Verizon’s standard provisioning processes and rates shall apply.

4.	Miscellaneous Provisions.

4.1

Conflict between this Amendment and the Agreement. This Amendment shall be deemed to revise the terms and provisions of the Agreement to the extent necessary to give effect to the terms and provisions of this Amendment. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement this Amendment shall govern, provided, however, that the fact that a term or provision appears in this Amendment but not in the Agreement, or in the Agreement but not in this Amendment, shall not be interpreted as, or deemed grounds for finding, a conflict for purposes of this Section 4.1.

4.2

Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one and the same instrument.

4.3

Captions. The Parties acknowledge that the captions in this Amendment have been inserted solely for convenience of reference and in no way define or limit the scope or substance of any term or provision of this Amendment.

4.4

Scope of Amendment. This Amendment shall amend, modify and revise the Agreement only to the extent set forth expressly herein. As used herein, the Agreement, as revised and supplemented by this Amendment, shall be referred to as the “Amended Agreement”. Nothing in this Amendment shall be deemed to amend or extend the term of the Agreement, or to affect the right of a Party to exercise any right of termination it may have under the Agreement. This Amendment does not alter, modify, or revise any rights and obligations under Applicable Law contained in the Agreement, other than those Section 251 rights and obligations specifically addressed in this Amendment. Furthermore, RNK’s execution of this Amendment shall not be construed as a waiver with respect to whether Verizon, prior to the Amendment Effective Date, was obligated under the Agreement to perform certain functions required by the TRO.

4.5

Reservation of Rights. Notwithstanding any contrary provision in the Amended Agreement, or any Verizon tariff, nothing contained in the Amended Agreement, or any Verizon tariff shall limit either Party’s right to appeal, seek reconsideration of or otherwise seek to have stayed, modified, reversed or invalidated any order, rule, regulation, decision, ordinance or statute issued by the Commission, the FCC, any court or any other governmental authority related to, concerning or that may affect either Party’s rights or obligations under the Amended Agreement, any Verizon tariff, or otherwise.

4.6	Joint Work Product. This Amendment is a joint work product, and any ambiguities in this Amendment shall not be construed by operation of law against either Party.

4.7	Definitions. Notwithstanding any other provision in the Agreement or any Verizon tariff, the following terms, as used in the Amended Agreement, shall have the meanings set forth below:

4.7.1A

Applicable Law. All laws, rules and regulations, including, but not limited to, the Communications Act of 1934, as amended, (the “Act”) (including but not limited to 47 U.S.C. 251 and 47 U.S.C. 271), effective rules, regulations, decisions and orders of the FCC and the Commission, and all orders and decisions of courts of competent jurisdiction.

4.7.1

Business Line. As set forth in 47 C.F.R. § 51.5, a “Business Line” is a Verizon-owned switched access line used to serve a business customer, whether by Verizon itself or by a competitive LEC that leases the line from Verizon. The number of business lines in a Wire Center shall equal the sum of all Verizon business switched access lines, plus the sum of all UNE loops connected to that Wire Center, including UNE loops provisioned in combination with other unbundled elements. Among these requirements, business line tallies (1) shall include only those access lines connecting end-user customers with Verizon end-offices for switched services, (2) shall not include non-switched special access lines, (3) shall account for ISDN and other digital access lines by counting each 64 kbps-equivalent as one line. For example, a DS1 line corresponds to 24 64 kbps-equivalents, and therefore to 24 “business lines”.

4.7.2

Call-Related Databases. Databases, other than operations support systems, that are used in signaling networks for billing and collection, or the transmission, routing, or other provision of a telecommunications service. Call-related databases include, but are not limited to, the calling name database, 911 database, E911 database, line information database, toll free calling database, advanced intelligent network databases, and downstream number portability databases.

4.7.3

Commingling. The connecting, attaching, or otherwise linking of an Unbundled Network Element or a Combination of Unbundled Network Elements, to one or more facilities or services that RNK has obtained at wholesale from Verizon pursuant to any method other than unbundling under Section 251(c)(3) of the Act, or the combining of an Unbundled Network Element, or a Combination, with one or more such facilities or services. “Commingle” means the act of Commingling.

4.7.4

Conversion. Conversion means all procedures, processes and functions that Verizon and RNK must follow to Convert any Verizon facility or service other than a UNE (e.g., special access services) or group of Verizon facilities or services to the equivalent of UNEs or Combinations, or the reverse. “Convert” means the act of Conversion.

4.7.5

Dark Fiber Loop. Consists of fiber optic strand(s) in a Verizon fiber optic cable between Verizon’s accessible terminal, such as the fiber distribution frame, or its functional equivalent, located within a Verizon wire center, and Verizon’s accessible terminal located in Verizon’s main termination point at an end user customer premises, such as a fiber patch panel, and that Verizon has not activated through connection to electronics that “light” it and render it capable of carrying telecommunications services.

4.7.6

Dark Fiber Transport. An optical transmission facility within a LATA, that Verizon has not activated by attaching multiplexing, aggregation or other electronics, between Verizon switches (as identified in the LERG) or Wire Centers (including Verizon switching equipment, with line-side functionality, that terminate loops and is located at RNK’s premises).

4.7.7

Dedicated Transport. Dedicated Transport includes Verizon transmission facilities between Verizon switches or Wire Centers (including Verizon switching equipment, with line-side functionality, that terminate loops and is located at RNK’s premises), or between Verizon Wire Centers or switches and requesting telecommunications carriers’ switches or Wire Centers, including DS-1, DS-3, and OCn-capacity level services, as well as dark fiber, dedicated to a particular customer or carrier.

4.7.8

Discontinued Element. Any facility that Verizon, at any time, has provided or offered to provide to RNK on an unbundled basis pursuant to 47 U.S.C. § 251(c)(3) and/or 47 C.F.R. Part 51, but which by operation of law has ceased or ceases to be subject to an unbundling requirement under 47 U.S.C. § 251(c)(3) or 47 C.F.R. Part 51. Discontinued Elements as of the Amended Effective Date include the following, whether as stand-alone elements or combined or commingled with other elements: (a) any Entrance Facility (lit or unlit); (b) Local Circuit Switching that, if provided to RNK would be used for the purpose of serving RNK’s customers using DS1 or above capacity Loops; (c) DSO Local Circuit Switching (subject to the transition provisions set forth herein for RNK’s embedded end user customer base, if any, as of March 11, 2005); (d) OCn Loops and OCn Dedicated Transport; (e) subject to Sections 3.4.1, 3.4.2, and 3.6 above, DS1 Loops or DS3 Loops out of any Wire Center that meets the FCC’s non-impairment criteria addressed in section 3.4 of this Amendment; (f) Dark Fiber Loops (subject to the transition provisions set forth herein for RNK ‘s embedded base of Dark Fiber Loops, if any, as of March 11, 2005); (g) subject to Sections 3.4.1 and 3.4.2 above, any DS1 Loop or DS3 Loop that exceeds the maximum number of such Loops that Verizon is required to provide to RNK on an unbundled basis under section 3 of this Amendment; (h) subject to Sections 3.5.1, 3.5.2, and 3.6 above, DS1 Dedicated Transport, DS3 Dedicated Transport, or Dark Fiber Transport on any Route that meets the FCC’s non-impairment criteria addressed in section 3.5 of this Amendment; (i) subject to Sections 3.5.1 and 3.5.2 above, any DS1 Dedicated Transport circuit or DS3 Dedicated Transport circuit that exceeds the number of such circuits that Verizon is required to provide to RNK on an unbundled basis under section 3 of this Amendment; (j) the Feeder portion of a Loop; (k) Line Sharing, subject to the FCC’s TRO transition requirements described herein; (I) any Call-Related Database, other than the 911 and E911 databases (subject to the transition requirements set forth herein as to any Call-Related Databases used in connection with DSO Local Circuit Switching for RNK ‘s embedded end user customer base for such switching, if any, as of March 11, 2005); (m) Signaling (subject to the transition requirements set forth herein as to any Signaling used in connection with DSO Local Circuit Switching for RNK ‘s embedded end user customer base for such switching, if any, as of March 11, 2005); (n) Shared Transport (subject to the transition requirements set forth herein as to any Shared Transport used in connection with DSO Local Circuit Switching for RNK ‘s embedded end user customer base for such switching, if any, as of March 11, 2005); (o) FTTH Loops (lit or unlit), subject to Section 3.1.2 above; (p) FTTC Loops (lit or unlit), subject to Section 3.1.2 above; (q) Hybrid Loops, subject to Section 3.2 above.

4.7.9

Distribution Sub-Loop Facility. The copper portion of a Loop in Verizon’s network that is between the minimum point of entry (“MPOE”) at an end user customer premises and Verizon’s feeder/distribution interface.

4.7.10	DSO Local Circuit Switching. Local Circuit Switching or Tandem Switching that, if provided to RNK, would be used for the purpose of serving a RNK end user customer with DSO loops.

4.7.11	DS1 Dedicated Transport. Dedicated Transport having a total digital signal speed of 1.544 Mbps.

4.7.12	DS3 Dedicated Transport. Dedicated Transport having a total digital signal speed of 44.736 Mbps.

4.7.13

DS1 Loop. A digital transmission channel, between the main distribution frame (or its equivalent) in an end user’s serving wire center and the demarcation point at the end user customer’s premises, suitable for the transport of 1.544 Mbps digital signals. This loop type is more fully described in Verizon TR 72575, as revised from time to time. A DS1 Loop requires the electronics necessary to provide the DS1 transmission rate. DS1 Loops are sometimes also known as DS1 “Links”.

4.7.14

DS3 Loop. A digital transmission channel, between the main distribution frame (or its equivalent) in an end user’s serving wire center and the demarcation point at the end user customer’s premises, suitable for the transport of isochronous bipolar serial data at a rate of 44.736 Mbps (the equivalent of 28 DS1 channels). This Loop type is more fully described in Verizon TR 72575, as revised from time to time. A DS3 Loop requires the electronics necessary to provide the DS3 transmission rate. DS3 Loops are sometimes also known as DS3 “Links”.

4.7.15	Entrance Facility. A transmission facility (lit or unlit) or service provided between (i) a Verizon wire center or switch and (ii) a switch or wire center of RNK or a third party.

4.7.16	Feeder. The fiber optic cable (lit or unlit) or metallic portion of a Loop between a serving wire center and a remote terminal or feeder/distribution interface.

4.7.17	Federal Unbundling Rules. Any requirement to provide access to unbundled network elements that is imposed upon Verizon by the FCC pursuant to both 47 U.S.C. § 251(c)(3) and 47 C.F.R. Part 51.

4.7.18

Fiber-Based Collocator. As set forth in 47 C.F.R. § 51.5, a Fiber-Based Collocator is any carrier, unaffiliated with Verizon, that maintains a collocation arrangement in a Verizon Wire Center, with active electrical power supply, and operates a fiber-optic cable or comparable transmission facility that (1) terminates at a collocation arrangement within the Wire Center; (2) leaves the Verizon Wire Center premises; and (3) is owned by a party other than Verizon or any Affiliate of Verizon, except as set forth in this section. Dark fiber obtained from Verizon on an indefeasible right of use basis shall be treated as nonVerizon fiber-optic cable. Two or more Affiliated Fiber-Based Collocators in a single Wire Center shall collectively be counted as a single Fiber-Based Collocator. For the purposes of this Amendment, the term Affiliate is defined by 47 U.S.C. § 153(1) and any relevant interpretation in Title 47 of the Code of Federal Regulations. For the avoidance of any doubt, if an entity was not an Affiliate of Verizon as of the date (on or after March 11, 2005) on which a Wire

Center qualified for non-impairment under Section 3.4 or 3.5 of this Amendment, the non-impairment status of such Wire Center shall not be eliminated or downgraded (e.g., from Tier 1 to Tier 2) if the entity later becomes an Affiliate of Verizon; provided, however, that Verizon shall comply prospectively, from and after February 5, 2006, with Unbundled Network Element Condition No. 2 set forth in Appendix G to the FCC’s Memorandum Opinion and Order, WC Docket No. 05-75, FCC 05-184 (rel. Nov. 17, 2005) effective as of February 5, 2006 and for so long as such condition is applicable.

4.7.19

FTTH Loop. A fiber-to-the-home loop (or “FTTH Loop”) is a local loop consisting entirely of fiber optic cable, whether dark or lit, serving an end user’s customer premises or, in the case of predominantly residential multiple dwelling units (MDUs), a fiber optic cable, whether dark or lit, that extends to or beyond the multiunit premises’ minimum point of entry (MPOE). FTTH Loops are not limited to those loops being used to provide service to “mass market” or residential customers.

4.7.20

FTTC Loop. A fiber-to-the-curb loop (or “FTTC Loop”) is a local loop consisting of fiber optic cable connecting to copper distribution plant that is not more than 500 feet from the customer’s premises or, in the case of predominantly residential MDUs, not more than 500 feet from the MDU’s MPOE. The fiber optic cable in a fiber-to-the-curb loop must connect to copper distribution plant at a serving area interface from which every other copper distribution subloop also is not more than 500 feet from the respective customer’s premises. FTTC loops are not limited to those loops being used to provide service to “mass market” or residential customers.

4.7.21	Hybrid Loop. A local Loop composed of both fiber optic cable, usually in feeder plant, and copper wire or cable, usually in the distribution plant. FTTH Loops and FTTC Loops are not Hybrid Loops.

4.7.22

Inside Wire Subloop (House and Riser Cable). All loop plant owned or controlled by Verizon at a multiunit customer premises between the minimum point of entry (“MPOE”) and the Demarcation Point of Verizon’s network, other than FTTH or FTTC Loop.

4.7.23	lnterexchange Service. Shall have the meaning as defined by the FCC.

4.7.24

Line Sharing. The process by which RNK provides xDSL service over the same copper Loop that Verizon uses to provide voice service by utilizing the frequency range on the copper loop above the range that carries analog circuit-switched voice transmissions (the High Frequency Portion of the Loop, or “HFPL”). The HFPL includes the features, functions, and capabilities of the copper Loop that are used to establish a complete transmission path between Verizon’s main distribution frame (or its equivalent) in its serving Wire Center and the demarcation point at the end user’s customer premises and includes the high frequency portion of any inside wire (including Inside Wire Sub-Loop) owned or controlled by Verizon other than FTTH or FTTC Loop.

4.7.25

Local Circuit Switching. The line-side and trunk-side facilities associated with the line-side port, on a circuit switch in Verizon’s network (as identified in the LERG), plus the features, functions and capabilities of that switch, unbundled from loops and transmission facilities, including: (a) the line-side port (including the capability to connect a loop termination and a switch line card, telephone number assignment, dial tone, one primary directory listing, pre-subscription, and access to 911); (b) line and line group features (including all vertical features and line blocking options the switch and its associated deployed switch software are capable of providing that are provided to Verizon’s local exchange service customers served by that switch); (c) usage (including the connection of lines to lines, lines to trunks, trunks to lines, and trunks to trunks); and (d) trunk features (including the connection between the trunk termination and a trunk card).

4.7.26	Mobile Wireless Service. As set forth in 47 C.F.R. § 51.5, a mobile wireless service is any mobile wireless telecommunications service, including any commercial mobile radio service.

4.7.27

Route. As set forth in 47 C.F.R. § 51.319(e), a “Route” is a transmission path between one of Verizon’s Wire Centers or switches and another of Verizon’s Wire Centers or switches. A route between two points (e.g., Wire Center or switch “A” and Wire Center or switch “Z”) may pass through one or more Verizon intermediate Wire Centers or switches (e.g., Wire Center or switch “X”). Transmission paths between identical end points (e.g., Wire Center or switch “A” and Wire Center or switch “Z”) are the same “route,” irrespective of whether they pass through the same intermediate Wire Centers or switches, if any.

4.7.28	Signaling. Signaling includes, but is not limited to, signaling links and signaling transfer points.

4.7.29

Subloop. A subloop (including Inside Wire Subloops, defined above) is a portion of a copper loop, or hybrid loop, comprised entirely of copper wire or copper cable, between any technically feasible point in Verizon’s outside plant, including inside wire owned, controlled or leased by Verizon, and the end-user customer premises. A subloop includes all intermediate devices (e.g. repeater and load coils), and includes the features, functions, and capabilities of the loop. A subloop includes two-wire and four-wire analog voice grade subloops and two-wire and four-wire subloops conditioned for digital service, regardless of whether the subloops are in service or held as spares.

4.7.30

Sub-Loop for Multiunit Premises Access. Any portion of a Loop, other than an FTTH or FTTC Loop, that is technically feasible to access at a terminal in Verizon’s outside plant at or near a multiunit premises. It is not technically feasible to access a portion of a Loop at a terminal in Verizon’s outside plant at or near a multiunit premises if a technician must access the facility by removing a splice case to reach the wiring within the cable.

4.7.31

Tandem Switching. Tandem Switching creates a temporary transmission path between interoffice trunks that are interconnected at a Verizon tandem switch for the purpose of routing a call. A tandem switch does not provide basic functions such as dial tone service.

4.7.32

Wire Center. A Wire Center is the location of a Verizon local switching facility containing one or more central offices, as defined in 47 C.F.R. § 51.5. The Wire Center boundaries define the area in which all customers served by a given Wire Center are located.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the Amendment Effective Date.

RNK PENNSYLVANIA, INC.	VERIZON PENNSYLVANIA INC.

By: /s/ Richard N. Koch	By: /s/ Jeffrey A. Masoner
Richard N. Koch	Jeffrey A. Masoner
President	Vice President – Interconnection Services
Date: 12/28/07	Date: 1/10/08